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                                                                     EXHIBIT 8.1


         Form of Opinion of Nelson Mullins Riley & Scarborough, L.L.P.


            [NELSON MULLINS RILEY & SCARBOROUGH, L.L.P. LETTERHEAD]


                                  May 24, 1999


Forseon Corporation
6600 Jurupa Avenue
Riverside, CA 92504


Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 (File No. 333-76493) ("Registration Statement") filed by Towne Services, Inc., a Georgia corporation ("Towne Services"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its Common Stock, to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 25, 1999 by and among Towne Services, TSI Acquisition One, Inc., a Georgia corporation and a wholly owned subsidiary of Towne Services, Forseon Corporation, a Delaware corporation ("Forseon"), and Certain of the Stockholders of Forseon, which Merger Agreement is described therein and filed as an appendix to the Registration Statement, we hereby (1) confirm our opinion set forth under the caption "Material Federal Income Tax Consequences" in the Registration Statement, and (2) confirm that it is our opinion that the discussion set forth under the captions "Summary -- Federal Income Tax Consequences" and "Material Federal Income Tax Consequences" in the Registration Statement describes the material federal income tax considerations relevant to the Forseon stockholders receiving Towne Services Common Stock pursuant to the Merger Agreement.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Proxy Statement/Prospectus included therein.


                                      Very truly yours,



                                      Nelson Mullins Riley & Scarborough, L.L.P.